EXHIBIT 99.1

Contact:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

EQUUS ANNOUNCES APPOINTMENTS

OF FRASER ATKINSON AS CHAIRMAN AND

JOHN J. MAY AS DIRECTOR

HOUSTON, TX – January 6, 2025 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Fund”) today announces that Fraser Atkinson has been appointed as the Fund’s independent Chairman of the Board and that John J. May has been appointed as an independent director, each with immediate effect.

Mr. Atkinson will continue to serve as Chair of the Equus Audit Committee, and as a member of Fund’s Compensation Committee and Governance and Nominating Committee.

Mr. May has been a practicing Chartered Acccountant in the United Kingdom for over 50 years. For 17 of those years he was a senior partner in a leading Chartered Accountancy firm, now Crowe UK, including 8 years on the Managing Board. Mr. May is currently the Managing Partner of City & Westminster Corporate Finance LLP, registered with the Financial Conduct Authority in the United Kingdom.

Mr. May has a diverse background with decades of experience as a director of a variety of public and private companies in the United States and internationally, with a particular focus on mining, energy and oil and gas.

Mr. May is Chairman of the Small Business Bureau Limited and Chairman of the Genesis Initiative Limited, both of which are lobbying groups to government on behalf of small and medium sized businesses (SMEs). The Genesis Initiative comprises 120 trade organizations and reaches over 1.5 million SMEs, which represent about 25% of all SMEs in the United Kingdom.

In addition to his role as an independent member of the Board, Mr. May will also serve on the Fund’s Audit Committee, Compensation Committee, and Governance and Nominating Committee.

About Equus

The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.